Exhibit 13

                        CAPITAL CONTRIBUTION AGREEMENT


               This CAPITAL CONTRIBUTION AGREEMENT (the "Agreement") dated 15th day of September, 1992, is entered into by and between SHONEY'S, INC. ("Shoney's") and RAYMOND L. DANNER ("Danner").

                              W I T N E S S E T H

               WHEREAS, Shoney's and Danner are co-defendants in certain litigation pending in the United States District Court for the Southern District of Florida, styled Haynes, et al. v. Shoney's Inc., et al., No. 89-30093 RV (the "Civil Action"); and

               WHEREAS, Shoney's anticipates attempting to settle the Civil [on and all claims that were or could have been raised by the plaintiffs (including any class of plaintiffs certified) in the Civil Action; and

               WHEREAS, the settlement of the Civil Action will require a substantial monetary payment by Shoney's; and

               WHEREAS, Danner desires to make a capital contribution to Shoney's in the form of Shoney's Common Stock in order to attempt to enhance the value of the remaining outstanding shares of Shoney's Common Stock including, without limitation, those owned by Danner; and

               WHEREAS, Shoney's wishes to accept such a capital contribution;

               NOW, THEREFORE, in consideration of the mutual covenants and definitions contained herein Shoney's and Danner agree as follows:

               1. Definitions. In addition to words and terms that may be defined elsewhere in this Agreement, the following words and terms used in the Agreement shall have the following meanings unless the context or use fairly indicates another or different meaning or context, which definitions shall be equally applicable to both the singular and plural forms of such words and terms:

               "Common Stock" means the $1.00 par value common stock of Shoney's.

               "Contribution Shares" means 2,694,444 shares of Common Stock.

               "Escrow Agent" means Equitable Trust Company.

               "Notice" means a notification sent to both the Escrow Agent and Danner signed by an authorized officer of Shoney's stating that the conditions precedent to the release of Contribution Shares have been satisfied and containing an acknowledgement by Danner that the condition set forth in
Section 3(b)(i) has been satisfied.

               2.    Capital Contribution.

               (a) Subject to the terms and provisions of this Agreement, Danner agrees to make a capital contribution to Shoney's of the Contribution Shares (the "Capital Contribution").

               (b) The Capital Contribution shall be made through delivery to Shoney's by the Escrow Agent of the Contribution Shares.

               3.    Escrow and Delivery of Contribution Shares.

               (a) Within five (5) business days after the execution of this Agreement, Danner shall deposit with the Escrow Agent, pursuant to an escrow agreement in the form of Exhibit A, the Contribution Shares, endorsed in blank or accompanied by appropriate stock powers executed in blank.

               (b) The Contribution Shares shall be distributed by the Escrow Agent to Shoney's within five (5) business days after satisfaction of all of the following conditions:

                     (i) The approval by the court of a final settlement agreement and/or consent decree in the Civil Action pursuant to which Shoney's and Danner are completely and finally released from all claims, rights and causes of action of any kind by the plaintiffs (including any class of plaintiffs) in the Civil Action with the exception of claims, rights and causes of action by any plaintiffs who may opt out of any class settlement of the Civil Action or arising out of any settlement agreement and/or consent decree in the Civil Action or breach thereof and such settlement agreement and/or consent decree has become final and non-appealable; and


                     (ii)  Delivery of the Notice to Danner and the Escrow
               Agent.

               (c) Unless Danner objects, in writing, to any of the statements in the Notice within five (5) business days after the Notice is delivered to the Escrow Agent and Danner, the Escrow Agent may conclusively rely on the Notice's statement that conditions
         (b)(i) and (b)(ii) above have been satisfied. If Danner objects to the Notice in the manner and within the time period set forth above, the Escrow Agent, within five (5) business days after receipt of Danner's objection, shall interplead the Escrow Shares by causing to be filed an appropriate action in the Chancery Court for Davidson County, Tennessee requesting the court to determine whether the Contribution Shares have become distributable to Shoney's.

               (d) Until the Contribution Shares become distributable to Shoney's by reason of satisfaction of the conditions in Sections 3(b)(i) and 3(b)(ii), Danner shall be entitled to receive any income (including, without limitation, any dividends distributed with respect to the Contribution Shares), the record date for which occurs prior to the satisfaction of the conditions in Sections 3(b)(i) and 3(b)(ii). Shoney's shall be entitled to receive any income (including, without limitation, any dividends) distributed with respect to the Contribution Shares, the record date for which occurs after (including the date that such conditions are satisfied) the satisfaction of the conditions in Sections 3(b)(i) and 3(b)(ii). Until Contribution Shares are actually distributed to Shoney's, Danner shall be entitled to exercise voting rights of such shares at any annual or special meeting of the shareholders of Shoney's, the record date for which occurs prior to such distribution to Shoney's. Danner covenants and agrees, however, that the Contribution Shares are and will remain free of all liens, security interests, encumbrances and restrictions except those created hereby and those imposed by applicable securities laws.

               (e) If this Agreement is terminated pursuant to Section 11, the Contribution Shares, together with any stock powers that have been delivered, shall be returned to Danner.

               4. Tax Matters. The Capital Contribution shall be treated by Shoney's on its income tax returns as a capital contribution to Shoney's in accordance with Section 118(a) of the Internal Revenue Code of 1986, as amended. Danner agrees to report the Capital Contribution on any income tax returns filed by him as a contribution to Shoney's capital and not as a deductible expenditure. Danner shall have the right to review (but not approve) the manner in which the Capital Contribution is documented by Shoney's.

               5. Nondisclosure. Shoney's agrees not to disclose or reveal the amount of the Capital Contribution to the plaintiffs or the attorneys representing the plaintiffs in the Civil Action, without the prior written consent of Danner. Danner understands and acknowledges, however, that the plaintiffs or the attorneys representing the plaintiffs in the Civil Action may become aware of the amount of the Capital Contribution in the event Shoney's is required to publicly disclose the Capital Contribution.

               6. Binding Effect. This Agreement shall be binding upon, and incurs to the benefit of, the parties hereto and their respective successors, heirs and assigns.

               7. Governing Law. This Agreement shall be governed in all respects by, and be construed in accordance with, the laws of the State of Tennessee.

               8. Time of the Essence; Remedies. Time is of the essence in this Agreement. Shoney's understands and acknowledges that a violation of this Agreement will cause Danner irreparable harm and damages incapable of calculation and that Danner will be entitled to an order of any court with jurisdiction requiring specific performance by Shoney's of its obligations hereunder. Danner understands and acknowledges that a violation of this Agreement will cause Shoney's irreparable harm and damages incapable of calculation and that Shoney's will be entitled to an order of any court with jurisdiction requiring specific performance by Danner of his obligations hereunder. The parties agree that nothing in this Agreement shall be construed as prohibiting either party from pursuing any other remedy available to it in the event of a breach or threatened breach of this Agreement, including the recovery of damages.

               9. Notices. All notices and other communications provided for herein shall be validly given or made if in writing and delivered or sent by hand delivery to the parties at the following addresses:

               If to Shoney's:         Shoney's, Inc.,
                                       1727 Elm Hill Pike
                                       Nashville, Tennessee 37210
                                       Attn:  Secretary

               If to Danner:           c/o The Danner Company
                                       1451 Elm Hill Pike
                                       Suite 114
                                       Nashville, Tennessee 37210

               A copy of any notice sent to the Escrow Agent by either party shall simultaneously be sent to the other party. Any notice shall be deemed given when received or when delivery is first refused.

               10. Amendments. This Agreement cannot be amended, modified, supplemented or rescinded except in writing signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless such waiver is in writing signed by the parties hereto.

               11. Term. This Agreement shall remain in effect until all conditions for delivery of the Contribution Shares to Shoney's have been satisfied and such delivery has occurred; provided, however, if, on or before December 31, 1992, a motion by Danner, Shoney's and the plaintiffs in the Civil Action seeking conditional approval of a settlement of the Civil Action, as contemplated in Section 3(b)(i), is not filed, then this Agreement may be terminated by either party.

               12. Construction. As used herein, the single number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would clearly not admit such construction. This instrument shall be construed and interpreted in accordance with the laws of the state of Tennessee. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not in any way affect the meaning, validity or enforceability of any term or provision of this instrument. All references herein to "section" or "paragraph" shall mean the appropriate number section or paragraph of this instrument except where reference is particularly made to some other instrument or document.


               13. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. There are no arrangements, understandings, restrictions, representations or warranties between the parties other than those expressly set forth herein.

               IN WITNESS WHEREOF, the parties hereto, Shoney's by its duly authorized officer, have executed this Agreement as of the date first set forth above.


                                       _______________________
                                       Raymond L. Danner



                                       SHONEY'S, INC.

                                       By:____________________

                                       Title:_________________